PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (the "Agreement") is dated as of the 10th day of August, 2001, by and between HENRY PRODUCTION COMPANY, INC., a Louisiana corporation, represented herein by Robert C. Henry, its duly authorized
President, whose mailing address is P. O. Box 53492, Lafayette, Louisiana 70505-3492 (the "Seller"), and REGENT ENERGY CORPORATION, a Texas corporation, represented herein by John H. Ehrman, its duly authorized President, whose mailing address is 650 North Sam Houston Parkway East, Suite 500, Houston, Texas 77060 (the "Purchaser").

     WHEREAS, Seller is the owner of certain properties located in Cameron Parish, Louisiana, more specifically described on the schedule thereof which is attached hereto, and made a part hereof, as Exhibit "A"; and

     WHEREAS, Seller desires to sell, convey and assign and Purchaser desires to purchase, acquire and buy all of Seller's right, title and interest in and to the following (the "Assets"), to-wit:

     (a) The  Subject  Wells  described  in Part I of  Exhibit  A (the  "Subject
Wells");

     (b) The Oil, Gas and Mineral Lease described as Lease No. 1 in Part II of Exhibit "A" (the "Subject Lease") insofar as same cover(s) and pertain(s) to the Subject Wells and Seller's rights to earn additional interests in the Subject Lease under the terms of the Mobil Farmout (as hereinafter defined), as to the acreage and depths specifically described in said exhibit;

     (c) The Farmout Agreement dated August 15, 1999 by and between Mobil Oil Exploration & Producing U.S. Inc. and Union Pacific Resources Company, as Farmor, and Andex Corporation, as Farmee, covering Farmor's rights in and to the Subject Lease and in and to the Oil, Gas and Mineral Lease described as Lease No. 2 in Part II of Exhibit "A" (the "Mobil Farmout");

     (d) All permits, licenses, easements, surface leases and rights-of-way of every kind relating to operations conducted on the Subject Lease with respect to the Subject Wells and the exercise of Seller's rights under the terms of the Mobil Farmout;

     (e) All contracts or agreements, including, but not limited to, those contracts and agreements described in Part III of Exhibit "A" hereto and all unit agreements, joint operating agreements, farmout and farmin agreements and pooling agreements and other validly existing agreements, whether of record or not, affecting or pertaining to operations conducted on the Subject Lease with respect to the Subject Wells and under the terms of the Mobil Farmout (the "Contracts"); and

     (f) The equipment and personal property associated with or used in connection with operations on the Subject Wells and on the acreage described in Exhibit "A," as to the rights and depths specified in said exhibit.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree and contract, as follows:

                      I. Purchase Price and Effective Date

     (a) The effective date of this purchase and sale shall be July 1, 2001, at 7:00 o'clock A.M. local time for all purposes, including apportionment of revenues, expenses and production (the "Effective Date").

     (b) The  Purchase  Price for the Assets  shall be  Twenty-Five  Million and
No/100   ($25,000,000)  (the  "Purchase   Price"),   subject  to  adjustment  as
hereinafter provided.

     (c) The closing of this transaction (the "Closing") shall take place at the offices of Seller at 10:00 o'clock A.M. on September 4, 2001. Provided that Purchaser is in material compliance with the terms and provisions of this Agreement, Purchaser shall have the option of extending the Closing for a period of fifteen (15) business days after September 4, 2001 by providing Seller with written notice of its election to extend the Closing on or before August 28, 2001 and by depositing into the Escrow Account (as defined in subparagraph (e) below) on or before September 4, 2001, an amount equal to the interest which will accrue on the sum of $23,750,000 between September 4, 2001 the date to which the Closing has been extended (the "Extended Closing Date") at the rate of one percent (1%) above the prime rate of Chase Manhattan Bank, New York, New York. Any such amount deposited into the Escrow Account shall become a part of the Performance Deposit [as defined in subparagraph (f) below]. Likewise, upon mutual agreement of the parties, the Closing may be further extended to a mutually agreeable date upon such terms and conditions as may be agreed to by the parties. The date on which the Closing actually occurs shall be referred to herein as the "Closing Date"). If, for any reason other than the fault of Seller, the Closing is not effected on or before September 4, 2001, or the Extended Closing Date if Purchaser elects to extend the date of Closing in the manner hereinabove provided, then, at the sole election of Seller, this Agreement may be cancelled and the disposition of the Performance Deposit shall be subject to the provisions of Article I(f) hereof.

     (d) The Purchase Price shall be adjusted as follows (to the extent such items are known or can be reasonably estimated at Closing), and the resulting amount (the "Closing Amount") shall be paid into escrow by Purchaser at Closing as provided for in subparagraph (e) below.

          (i) The Purchase Price shall be decreased by the following amounts:


               x. The amount of revenues actually received by Seller for oil, gas, condensate, natural gas liquids and other petroleum product sales attributable to production from the Subject Wells from and after the Effective Date (it being agreed that all oil which was produced from the Subject Wells prior to the Effective Date and which was, on the Effective Date, stored in tanks located on the Subject Lease, or located elsewhere but used by Seller to store oil produced from the Subject Wells prior to delivery to oil purchaser, and above pipeline connections shall be deemed to have been produced before the Effective
          Date);

               y. The costs to remedy any material adverse environmental conditions to be deducted from the Purchase Price at Closing as determined pursuant to Article VII(b) hereof; and

               z. The amount of $1,250,000.

          (ii) The Purchase Price shall be increased by the following amounts:

               x. The amount of all reasonable costs and expenses incurred and paid by Seller in connection with the ownership or operation of the Assets and attributable to the period from and after the Effective Date, including without limitation any lease operating expenses and customary and reasonable overhead charges;

               y. An amount equal to all prepaid expenses attributable to the Assets paid by Seller and attributable to the period from and after the Effective Date, including without limitation prepaid ad valorem, property, production and other taxes and payments for insurance coverage accruing to the benefit of Purchaser subsequent to the Effective Date; and

               z. The amount of interest, if any, deposited into the Escrow Account under the provisions of Article I(c) hereof.

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

After Closing, the parties shall conduct a joint post-closing settlement (which shall include without limitation items not considered at Closing and the reconciliation of estimate amounts to actual amounts) pursuant to Article VIII(e).

     (e) On the Closing Date, Purchaser agrees to pay the Closing Amount by bank wire transfer into an escrow account to be established at the Whitney National Bank in accordance with the terms of the Escrow Instructions which are attached hereto, and made a part hereof, as Exhibit "B" (the "Escrow Account"). Subject to the provisions of Articles IV(a) and VII(b) hereof, the monies on deposit in the Escrow Account, in principal and interest, will be delivered and paid over to Seller at such time as the State Mineral Board approves the assignment of the Subject Lease from Seller to Purchaser.

     (f) Concurrently with the execution of this Agreement by Seller, Purchaser is depositing, by bank wire transfer, five (5%) per cent of the Purchase Price to Whitney National Bank to be held in accordance with the terms of the Escrow Instructions (the "Performance Deposit"). In the event that Purchaser fails to close this transaction for any reason other than a Permitted Termination (as hereinafter defined), Seller shall retain the Performance Deposit as a liquidated damage and not as a penalty. In the event that Purchaser fails to close this transaction as a result of a Permitted Termination, then the Performance Deposit (and all interest earned thereon) shall be returned to Purchaser. A "Permitted Termination" means (a) an election by Purchaser not to close this transaction as a result of one of Purchaser's Conditions to Closing set out in Article IX(b) hereof not being satisfied, provided that at such time Purchaser is in material compliance with the terms and provisions of this Agreement or (b) an election by either party to terminate this Agreement under the provisions of Article IV(a)(v) or Article VII(c) hereof.

     (g) Upon Purchaser's payment of the Closing Amount into the Escrow Account as hereinabove provided, Seller shall deliver to Purchaser an Assignment and Bill of Sale in the form which is attached hereto, and made a part hereof, as Exhibit "C" (the "Assignment"), to convey and assign the Assets to Purchaser. Seller will immediately make and file application seeking the approval of the State Mineral Board to the Assignment, as required by law. Purchaser will cooperate with Seller in connection therewith.

                          II. Seller's Representations

           Seller represents and warrants to and with Purchaser that:

     (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana and Seller is duly qualified to carry on its business in the state in which the Assets lie.

     (b) Seller has all requisite power and authority to carry on its business as presently conducted; to enter into this Agreement; to sell the Assets on the terms described in this Agreement and to perform its obligations hereunder.

     (c) This Agreement and the consummation of the transactions contemplated by this Agreement will not violate, constitute a default under, or be in conflict with (i) any provision of Seller's Articles of Incorporation or Bylaws, (ii) any material contract, agreement or instrument to which Seller is a party or by which Seller is bound or, (iii) any judgment, decree, order, statute, rule, permit or regulation applicable to Seller or the Assets.

     (d) The  execution,  delivery and  performance  of this  Agreement  and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered on behalf of Seller and at Closing all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered. This Agreement and such documents and instruments will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors, and to general principles of equity.

     (e) SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE SUBJECT WELLS, FIXTURES, FACILITIES, EQUIPMENT, IMPROVEMENTS, MATERIALS AND OTHER PERSONAL PROPERTY LOCATED ON OR INCLUDED IN THE ASSETS, AND THE SAME ARE TO BE SOLD ON AN "AS IS, WHERE IS" BASIS AND CONDITION.

     (f) To the best of Seller's knowledge, all Subject Agreements (as defined below), except the Subject Lease and the Mobil Farmout, are set forth on
Schedule II(f). Seller has performed and observed all of the material terms of the Subject Agreements required to be performed or observed by it. To the best of Seller's knowledge, all of the Subject Agreements are in full force and effect and there is no default or failure to perform or observe any of the terms of the Subject Agreements by any other party to such contracts. The term "Subject Agreements" shall mean and include the following contracts and agreements burdening the Assets: (i) any agreement with any affiliate of Seller;
(ii) any agreement, contract or division order of Seller for the marketing, sale, exchange or other disposition of hydrocarbons produced from or attributable to the Assets which is not terminable without penalty upon ninety
(90) days' notice or less; (iii) any agreement of Seller to sell, lease, farmout, or otherwise dispose of any of its interests in any of the Assets, other than conventional rights of reassignment; (iv) any tax partnership agreement affecting any of the Assets; (v) any operating and facility sharing or exchange agreements to which any of the Assets is subject; (vi) any single contract, agreement or obligation that requires or would require Seller to expend more than $20,000 in any year in connection with the Assets and any combination of contracts, agreements or obligations which requires or would require Seller to expend more than $50,000 in the aggregate in any year in connection with the Assets; (vii) any option to purchase or call on the hydrocarbons produced from or attributable to the Assets; (viii) any material contract or permit that is not assignable by its terms; and (ix) any agreement containing an area of mutual interest, noncompetition or similar provision.

     (g) [INTENTIONALLY OMITTED].

     (h) To the best of Seller's knowledge, the Mobil Farmout is in full force and effect and Seller and its predecessors have complied in all material respects with the terms and provisions of the Mobil Farmout.

     (i) To the best of Seller's  knowledge,  except as  expressly  set forth in
Schedule II(i), all ad valorem, property and similar taxes and assessments based on or measured by the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom on account of the Assets for all years prior to 2001 have been properly paid.

     (j) There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the best of Seller's knowledge threatened against Seller.

     (k) Except as expressly set forth in Schedule II(k), no suit, action or other proceeding (including, without limitation, tax, environmental or development demands proceedings) is pending, or to the best of Seller's knowledge threatened, which might result in impairment or loss of title to any of the Assets or the value thereof. Seller shall promptly notify Purchaser of any such proceeding which may arise or be threatened prior to Closing hereunder.

     (l) To the best of Seller's  knowledge,  except as  expressly  set forth on
Schedule II(l), there exists no adverse claim or claimed default (or any event which, with the giving of notice or the passage of time, or both, would constitute a default) under (i) any of the Subject Agreements or (ii) any order, writ, injunction or decree of any court, commission or administrative agency affecting any of the Assets. Seller shall promptly notify Purchaser of any notice hereafter received by Seller of any such claim or default and the occurrence of any such event of which Seller becomes aware prior to Closing.

     (m) To the best of Seller's  knowledge,  except as  expressly  set forth in
Schedule II(m), there are no unpaid bills or past due charges for any labor or materials incurred by or on behalf of Seller incident to the exploration, development or operation of the Assets which could be the basis for the existence or the filing of any claims against the Assets or any part thereof.

     (n) To the best of Seller's  knowledge,  except as  expressly  set forth in
Schedule II(n), the Assets have been operated in compliance in all material respects with all valid laws, rules, regulations, ordinances and orders of governmental authorities having jurisdiction (including environmental laws) and in compliance in all material respects with all permits, approvals, contracts and agreements relating to the Assets.

     (o) Except as expressly set forth in Schedule II(o), none of the Assets are subject to any preferential rights to purchase or restrictions on assignment that would be applicable to the transactions contemplated hereby.

     (p) Except as expressly set forth in Schedule II(p), there are no approvals, consents or filings required to be made or obtained to an assignment or transfer of any of the Assets.

     (q)  Except  as  expressly  set  forth  in  Schedule  II(q),  there  are no
operations   involving   any  of  the  Assets  to  which  Seller  has  become  a
non-consenting party.

     (r)  Except  as  expressly  set  forth  on  Schedule  II(r),  there  are no prepayments, advance payments, take-or-pay payments or similar payments requiring the delivery of gas from the Assets without then or thereafter receiving payment at current prices.

     (s) To the best of Seller's knowledge, all of the Subject Wells have been drilled and completed within the boundaries of the Subject Lease or within the limits otherwise permitted by contract, pooling or unit agreement, and by law; and all drilling and completion of the Subject Wells and all development and operations on the Subject Lease have been conducted in all material respects in compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency, except failures which individually and in the aggregate would not have a material adverse effect on the use, value or operation of the Assets. Except as expressly set forth in Schedule II(s), no Subject Well is subject to material penalties on allowable production after the Effective Date of this Agreement because of any overproduction or any other violation of applicable laws, rules, regulations (including, but not limited to, regulations governing the location of wells) or permits or judgments, order or decrees of any court or governmental body or agency which would prevent any Subject Well from being entitled to its full legal and regular allowable production from and after the Effective Date of this Agreement as prescribed by any court or governmental body or agency.

     (t) To the best of Seller's  knowledge,  except as  expressly  set forth in
Schedule II(t), all proceeds from the sale of hydrocarbons produced from the Subject Wells are currently being paid to Seller and no portion of such proceeds is currently being held in suspense by any purchaser thereof or any other party by whom proceeds are paid except for immaterial amounts.

     (u) On the Closing Date, no mortgage lien, security interest or similar lien created by Seller will exist with respect to the Assets.

     (v) The Subject Lease is burdened by no royalty, overriding royalty interests, production payments or other burdens on production in excess of twenty-eight (28%) per cent (in the aggregate), to the end that the Subject Lease represents a seventy-two (72%) per cent net revenue interest lease. Otherwise, the Assignment shall be made without warranty of title, either express or implied, except for acts by, through and under Seller, and shall be subject to all validly existing burdens on production which pertain to the Subject Lease.

     (w) SELLER DOES NOT WARRANT, EITHER EXPRESSLY OR IMPLIEDLY, THE RESERVOIR PERFORMANCE OR THE MERCHANTABILITY, SUITABILITY, CONDITION OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE OF ANY OF THE AFORESAID LEASEHOLD EQUIPMENT, MATERIAL OR PERSONAL PROPERTY, ANY SUCH WARRANTY BEING EXPRESSLY DENIED. PURCHASER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY AGREES TO ACCEPT THE SAME "WHERE IS, AS IS" AND WITH ALL FAULTS OR DEFECTS, IF ANY, IN THEIR PRESENT CONDITION AND STATE OF REPAIR. PURCHASER EXPRESSLY WAIVES ALL OF THE EXPRESS AND IMPLIED WARRANTIES PROVIDED BY LOUISIANA LAW, INCLUDING PARTICULARLY (BUT NOT LIMITED TO) (1) THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (2) THE WARRANTY AGAINST REDHIBITORY VICES AND (3) ANY RIGHT TO CLAIM RESCISSION OR REDUCTION IN THE PURCHASE PRICE ON ACCOUNT OF ANY DEFECT OR CONDITION OF THE AFORESAID LEASEHOLD EQUIPMENT, MATERIAL OR PERSONAL PROPERTY WHICH MAY NOW OR HEREAFTER EXIST, WHETHER KNOWN OR UNKNOWN ON THIS DATE.

                        III. Purchaser's Representations

           Purchaser represents and warrants to and with Seller that:

     (a) Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and Purchaser is duly qualified to carry on its business in the state in which the Assets lie.

     (b) Purchaser has all requisite power and authority to carry on its business as presently conducted; to enter into this Agreement; to purchase the Assets on the terms described in this Agreement and to perform its obligations hereunder.

     (c) This Agreement and the consummation of the transactions contemplated by this Agreement will not violate, constitute a default under, or be in conflict with, (i) any provision of Purchaser's Articles of Incorporation or Bylaws, (ii) any material contract, agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Purchaser.

     (d) The  execution,  delivery and  performance  of this  Agreement  and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered on behalf of Purchaser and at Closing all documents and instruments required hereunder to be executed and delivered by Purchaser shall have been duly executed and delivered. This Agreement and such documents and instruments will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors, and to general principles of equity.

     (e) Purchaser is now, and hereafter shall continue to be, qualified to own State oil, gas and mineral leases in the State of Louisiana.

     (f) Purchaser expressly acknowledges that it has been afforded an opportunity to review and analyze the terms of the Subject Lease, including the Rules and Regulations attached thereto relative to operations on, and production from, the Rockefeller Wildlife Refuge and Game Preserve Area, Cameron and Vermilion Parishes, Louisiana (the "Refuge"). Purchaser further acknowledges that Seller has made no representations as to the ability to operate in the Refuge.

     (g) Purchaser is acquiring the Assets for Purchaser's own account or investment, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, and shall not resell any or all of the Assets except in compliance with all applicable securities laws.

                               IV. Property Review

     (a) Seller shall allow Purchaser access to examine title and such documents as listed in Article VIII(a) which relate to the Assets at Seller's office in Lafayette, Louisiana. Seller, however, will be under no obligation to bring supplemental abstracts up to date. Purchaser shall notify Seller not later than 12:00 o'clock noon, central time, August 20, 2001, of any defects in title or percentage interest, which are discovered by Purchaser. Any such notice of defect must specify with particularity the title defect(s) complained of and the minimum curative action which Purchaser would consider appropriate to rectify or cure such defect(s). THE ABSENCE OF SUCH NOTICE SHALL BE DEEMED A WAIVER OF SUCH DEFECTS, IF ANY, BY PURCHASER. Upon timely receipt of a notice of defect, if any, Seller may, at its discretion, take any steps it believes are reasonable in attempting to eliminate such defects, but Seller shall not be obligated to cure any alleged defect. If any defects in title are specified or noted by Purchaser, the following provisions shall apply, to-wit:

          (i) Seller shall have a period of one hundred eighty (180) days following Closing within which to cure any title defect of which Purchaser has given written notice under this paragraph. If Seller is unable or for any reason elects not to cure such defect within said period, then Purchaser shall receive an adjustment to the Purchase Price equal to the proportionate value allocated to the specific property affected by such title defect (the "Defect Value"), reduced by any revenue received by or paid to Purchaser or its successor or assignee with respect to that specific property during such one hundred eighty (180) day period (the "Adjusted Defect Value") and, at Purchaser's Option, (1) Purchaser shall convey or assign, or cause to be conveyed or assigned, said property to Seller, free and clear of any lien, claim, cloud or encumbrance caused or created subsequent to Closing or (2) Purchaser shall retain such property notwithstanding the defect. In the event that Seller has not cured a title defect at the time the State Mineral Board approves the Assignment of the Subject Lease from Seller to Purchaser, then an amount equal to the Defect Value of the property affected by such title defect shall be retained in the Escrow Account and shall be deducted from the amount paid to Seller out of the Escrow Account. The Defect Value retained in the Escrow Account shall be released to Seller at such time, if ever, as the title defect is remedied; provided, however, if such title defect is not remedied within 180 days of the Closing Date, the Adjusted Defect Value shall be paid out of the Escrow Account to Purchaser, with the balance, if any, being paid to Seller.

          (ii) If both the Working Interest and the Net Revenue Interest for any property are incorrectly stated on Exhibit "A", but the ratio of Net Revenue Interest to Working Interest is correctly stated, then the adjustment to the Purchase Price shall be the product of the value listed on Exhibit "D" multiplied by a fraction, the numerator of which is the Net Revenue Interest increase or decrease and the denominator of which is the Net Revenue Interest listed on Exhibit "A".

          (iii) If either the Working Interest or the Net Revenue Interest for any property is incorrectly stated on Exhibit "A" and the ratio of Net Revenue Interest to Working Interest is incorrectly stated, then the Purchase Price shall be adjusted as follows: Purchaser shall recalculate the value of the property affected using precisely the same economic model, formula and assumptions used by it in calculating its values shown on Exhibit "D" but inserting the correct Working Interest and Net Revenue Interest percentage for the incorrect percentages. The difference between the recalculated value and the value shown on Exhibit "D" shall be the dollar value of the adjustment to the Purchase Price.

          (iv) Notwithstanding the foregoing, there shall be no adjustment to the Purchase Price until such time as the adjustments calculated pursuant to these subparagraphs (a) (i), (ii) or (iii) results in allocated total adjustment either upward or downward of Fifty Thousand ($50,000.00) Dollars or more.

          (v) If the aggregate of the adjustments calculated under Article IV(a) exceeds ten percent (10%) of the Purchase Price, either party may, by providing written notice to the other party prior to the Closing Date, terminate this Agreement.

     (b) EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH TITLE INFORMATION OR AS TO ITS TITLE TO THE ASSETS, AND IN ENTERING INTO AND PERFORMING THIS AGREEMENT, PURCHASER HAS RELIED AND WILL RELY SOLELY UPON ITS INDEPENDENT INVESTIGATION OF AND JUDGMENT WITH RESPECT TO THE ASSETS, THEIR VALUE AND SELLER'S TITLE THERETO.

     (c) Immediately upon execution of this Agreement, Seller will request the consent and approval of Mobil Oil Exploration & Producing Southeast Inc. and RME Petroleum Company (successor to Union Pacific Resources Company), to the Assignment, subject to Closing (the "Required Mobil Consent").

                     V. COVENANTS OF SELLER PENDING CLOSING

     Seller covenants and agrees with Purchaser that during the period from the date of this Agreement to the Closing Date:

     (a) Except in the event of emergencies, Seller shall not approve any single capital expenditure in excess of $20,000 relating to the Assets, and shall not enter into, modify, amend, extend, assign or terminate any material agreement, or create any burden, affecting the Assets, without first giving full disclosure to Purchaser, and then obtaining Purchaser's express prior written consent (which consent will not be unreasonably withheld or delayed). A failure to respond negatively within five (5) days [twelve (12) hours if a rig is on location] shall be deemed an affirmative response.

     (b) Unless the express prior written consent of Purchaser is obtained (which consent will not be unreasonably withheld or delayed), Seller shall:

          (i) not sell, lease, abandon or otherwise dispose of any part of the Assets except for the sale of oil, gas or other hydrocarbons in the ordinary course of business;

          (ii) not waive, compromise or settle any material right or claim if such waiver, compromise or settlement would adversely affect the value, use, ownership or operation of the Assets from and after the Effective Date, provided, however, that a good faith settlement of the matter disclosed on Schedule II(l) hereof shall not be deemed a violation of this paragraph;

          (iii) perform all of its material obligations under Contracts relating to or affecting the Assets;

          (iv) exercise due diligence, consistent with its past practices, in safeguarding and maintaining secure and confidential all geological and geophysical maps, confidential reports and all other confidential data in its possession relating in any way to the Assets; and

          (v) not enter into or assume any contract, agreement or commitment which is not in the ordinary course of business as previously conducted with respect to the Assets.

     (c) Seller will operate the Subject Wells, or where Seller is not the operator use all reasonable efforts to cause the Subject Wells to be operated, in compliance in all material respects with all applicable laws, rules, regulations, permits and approvals, and in a reasonably prudent manner in accordance with good oil field practices.

                     VI. Obligations of Seller and Purchaser

     (a) For purposes of  determining  adjustments  to the Purchase  Price under
Article I(d) hereof, Purchaser agrees to accept the gas sales and oil and condensate sales meter readings taken in good faith by Seller as of 7:00 o'clock A.M. on the Effective Date hereof.

     (b) At the Closing, Purchaser shall expressly assume and agree to be bound by the Contracts insofar as they relate to periods of time from and after the Effective Date and will protect, indemnify and hold Seller harmless from and against any claims or demands arising out of the failure of Purchaser to do so.

     (c) Except as provided for in Articles VI(d), VI(e) and VII, Seller shall retain all risk and liability of whatsoever nature connected with operations conducted on the Assets prior to the Closing Date and agrees to protect, indemnify, defend and hold Purchaser free and harmless from all liabilities, penalties, claims, causes of action, demands, lawsuits and expenses associated with the operations prior to the Closing Date. Purchaser shall assume all risk and liability of whatsoever nature connected with operations conducted on the Assets from and after the Closing Date, and agrees to protect, indemnify, defend and hold Seller free and harmless from all liabilities, penalties, claims, causes of action, demands, lawsuits and expenses associated with the Contracts and the operations from and after the Closing Date.

     (d) Except as provided for in Article VII(b) and (f) hereof, Purchaser assumes full responsibility for, and agrees to protect, indemnify, defend and hold Seller, its agents, directors, officers, shareholders and employees, free and harmless from and against all loss, liability, claims, fines, expenses, costs (including attorney's fees and expenses) and causes of action caused by or arising out of any federal, state or local laws, rules, orders and regulations applicable to any waste material or hazardous substances on or included with the Assets or the presence, disposal, release or threatened release of all waste material or hazardous substance from the Assets into the atmosphere or into or upon land or any water course or body of water, including ground water (collectively, "Environmental Liabilities"), whether or not attributable to Seller's activities or the activities of Seller's agents, directors, officers, shareholders and employees, or to the activities of third parties (regardless of whether or not Seller was or is aware of such activities) prior to, during or after the period of Seller's ownership of the Assets. This indemnification and assumption shall apply to liability for voluntary environmental response actions undertaken pursuant either to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C.A. ss. 9601, et seq.), as from time to time amended or revised, or to any other federal, state or local law.

     (e) Purchaser agrees to comply with all laws and governmental regulations with respect to abandonment of wells and/or abandonment of the leasehold property including, where applicable, the plugging of wells, the compliance with law or rules regarding inactive or unplugged wells, including bonding requirements and restoration as specified in the Subject Lease. Purchaser agrees to protect, defend, indemnify and hold Seller, its agents, directors, officers, shareholders and employees, free and harmless from and against any and all costs, expenses, claims, demands and causes of action of every kind and character arising out of, incident to, or in connection with the abandonment of wells and/or abandonment of and proper disposition of any leasehold property, including, without limitation, the leases, any structures, materials, land, wells, casing, leasehold equipment and other personal property, plugging requirements or exceptions thereto, including bonding requirements, regardless of whether the liability therefor is based upon some alleged act or omission of Seller, or of the Purchaser, or of some other party.

     (f) All accounts payable and other costs and expenses with respect to the Seller's interest in the Assets which relate to the period prior to the Effective Date shall be the obligation of and be paid by Seller and those which relate to the period commencing with the Effective Date shall be the obligation of and be paid by Purchaser.

     (g) All prepaid utility charges applicable to periods following the Effective Date relating to the Assets shall be prorated as of the Effective Date.

     (h) Seller shall transfer to Purchaser possession, responsibility and liability for the management, administration and disbursement of suspended funds (including interest accrued thereon, if any) attributable to the interests of third parties and accrued by Seller, for any reason, pursuant to Seller's disbursement of proceeds from the sale of production from the property or the Subject Lease and/or units of which the Assets are a part, to the extent such funds are attributable to production sold prior to the Closing Date (collectively the "Suspended Funds"). The Suspended Funds shall be transferred to Purchaser by wire transfer, in immediately available funds in U.S. dollars for the account of Purchaser and Purchaser agrees to protect, indemnify, defend and hold Seller free and harmless from any claim relating to Purchaser's disposition and management of said funds.

     Seller shall provide Purchaser a listing of all Suspended Funds, setting forth the name, address and tax identification number (if known), of each interest owner, the decimal of interest suspended, the amount suspended for each interest owner, the reason the funds are in suspense, the date the interest was first suspended and the actions, if any, taken by Seller with respect to such funds. Seller shall deliver to Purchaser, as soon after the Closing Date as practicable, a copy of Seller's records and files that apply to or are related to the Suspended Funds transferred or assigned to Purchaser.

     (i) If monies are received by either party hereto which, under the terms of this Article, belong to the other party, the same shall immediately be paid over to the proper party. If an invoice or other evidence of an obligation is received which is applicable to periods both prior to and after the Effective Date and is, thus, under the terms of the preceding paragraphs, partially the obligation of Seller and partially the obligation of Purchaser, then the parties shall consult with each other and each shall promptly pay its portion of such obligation to the obligee.

     (j) Seller will pay all ad valorem, property taxes and other taxes assessed on, based on, or attributable to production that occurred prior to the Effective Date. Purchaser will pay all taxes assessed on, based on, or attributable to production that occurred after the Effective Date. It is agreed that whichever party receives said tax statements shall pay such taxes prior to delinquency and the other party hereto agrees to reimburse the paying party its pro rata share thereof promptly upon receipt of an invoice accompanied by evidence of such payment. It is further agreed that, should Seller pay the taxes, then Purchaser also shall reimburse Seller for any portion of the aforementioned taxes that are assessable against other working interest and non-working interest owners and Purchaser shall recoup from them accordingly. Purchaser shall pay all applicable state, parish, municipality or government sales or use taxes on the leasehold, equipment, material or personal property located thereon for periods subsequent to the Effective Date.

     (k) Seller and Purchaser shall each bear their own costs and expenses, including, but not limited to, attorney's fees incurred in connection with the transactions contemplated in this Agreement.

     (l) The sale of the Assets shall be subject to, and Purchaser shall assume, pay for and perform, the duties, liabilities and obligations relating to the Assets, including, but not limited to, all applicable and validly recorded and unrecorded agreements, contracts and instruments (including, but not limited to, royalties, overriding royalty interests, production payments, net profits interest, carried working interest or similar burdens), from and after the Effective Date.

                          VII. Environmental Conditions

     (a) The Assets which have been identified herein and are the subject of this Agreement have been utilized by Seller and its predecessors-in-title for the purpose of exploration, development and production of oil and gas. Information, to the best of Seller's knowledge, regarding any substantial quantity of crude oil and produced water which may have been spilled or disposed of onsite and the locations thereof, including pit closures, burial, land farming, land spreading and underground injection, will be made available to Purchaser as soon as practicable after the execution of this Agreement, but in no event less than twenty (20) days prior to the Closing Date. Purchaser acknowledges that there may have been spills of these materials in the past onto the Assets described herein. In addition, some oil field production equipment may contain asbestos and/or Naturally Occurring Radioactive Material ("NORM"). In this regard, Purchaser expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms, and that said wells, material and equipment located on the property described herein may contain NORM and that NORM-containing material may be buried or otherwise disposed of on the Assets. Purchaser also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the equipment and Assets where it may be found and Purchaser agrees to assume all liability for such asbestos and NORM and for use of appropriate procedures and activities required to handle and dispose of same.

     (b) Promptly after execution of this Agreement by both parties, Purchaser shall have the right, at its own cost, risk and expense, to conduct or have conducted an environmental assessment of the Assets. Seller will provide Purchaser (or its contractor) as may be requested with reasonable access to the Assets operated by Seller in order to conduct the environmental assessment. Purchaser shall release, protect, indemnify, defend and hold Seller, its agents, directors, officers, shareholders and employees, free and harmless against any liability or damage to persons or property arising out of such environmental assessment. Such indemnity shall also apply regardless of whether the liability or damage arises in whole or in part from the negligence of Seller. Purchaser shall advise Seller of any material adverse environmental conditions of the Assets which it finds unacceptable ("Unacceptable Environmental Conditions") and provide evidence thereof on or before August 20, 2001. For the purpose of this paragraph, such conditions shall be "material" only if they will cost in excess of $500,000 to cure or remedy, and were not specifically disclosed on or before the execution of this Agreement. Within thirty (30) days after receipt of such notice, Seller may either (1) remedy or agree to remedy such Unacceptable Environmental Conditions within a period of time not to exceed 180 days following the Closing Date; (2) negotiate with Purchaser in a good faith effort to agree upon an adjustment to the Purchase Price which adjustment shall reflect Purchaser's cost to remedy such conditions ("Purchaser's Remediation Costs") or
(3) remove the asset or assets from the Assets being conveyed and assigned and adjust the Purchase Price by the amount of Purchaser's Remediation Costs.

     In the event that Seller agrees to remedy an Unacceptable Environmental Condition, and such Unacceptable Environmental Condition has not been remedied at the time the State Mineral Board approves the Assignment of the Subject Lease from Seller to Purchaser, then an amount equal to Purchaser's Remediation Costs shall be retained in the Escrow Account and be deducted from the amount to be paid to Seller out of the Escrow Account. The amount retained in the Escrow

Account shall be released to Seller at such time, if ever, as the Unacceptable Environmental Condition is remedied, provided, however, if such Unacceptable Environmental Condition is not remedied within 180 days of the Closing Date, the remaining amount required to remedy such condition shall be paid out of the Escrow Account to Purchaser and the balance, if any, shall be paid to Seller. SUBJECT TO THE FOREGOING AND EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, PURCHASER UNDERSTANDS AND AGREES THAT THIS SALE IS MADE ON AN "WHERE IS, AS IS" BASIS AND PURCHASER RELEASES SELLER FROM ANY LIABILITY WITH RESPECT THERETO WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO SELLER'S NEGLIGENCE EXCEPT AS OTHERWISE EXPRESSLY AGREED UPON IN WRITING BY SELLER AS PROVIDED HEREIN.

     (c) If Purchaser identifies any Unacceptable Environmental Conditions of the Assets which will cost an amount in excess of ten percent (10%) of the Purchase Price to cure or remedy, then either party may, by providing written notice to the other party prior to the Closing Date, terminate this Agreement.

     (d) From and after the Closing Date, Purchaser shall dispose of or discharge any waste from the Assets (including, but not limited to, produced water, drilling fluids and other associated wastes) in accordance with applicable federal, state or local regulations. When and if any lease, an interest in which has been conveyed and assigned hereunder, is terminated, Purchaser shall take at its sole expense whatever remedial action on the Assets is necessary to meet any federal, state or local requirements directed at protecting human health and the environment in effect at that time.

     (e) Except as provided for in Article VII(b) and (f) hereof, Purchaser, its successors and assigns, hereby agree to protect, indemnify, defend and hold Seller, its agents, directors, officers, shareholders and employees, free and harmless from and against all claims, demands and causes of action, including any civil fines, penalties, costs of clean-up or plugging liabilities for any and all wells, brought by any and all persons, including (without limitation) Purchaser's agents, directors, officers, shareholders and employees and also including (without limitation) any private citizens, persons, organizations and any agency, branch or representative of federal, state or local government, on account of any personal injury or death or damage, destruction or loss of property, contamination of natural resources (including soil, surface water or ground water) resulting from or arising out of any liability caused by or connected with the presence, disposal or release of any material of any kind, including, without limitation, asbestos and/or NORM, in, under or on the Assets at the time the Assets are conveyed and assigned to Purchaser, or thereafter caused by acts of Purchaser, its agents, directors, officers, shareholders and employees, with regard to its use of the described Assets subsequent to the conveyance and assignment of the described Assets pursuant to this Agreement without regard to whether such liability, injury, death, damage, destruction, loss or contamination is caused in whole or in part by any claimed negligence, active or passive, on the part of Seller or other indemnified party. This indemnification shall be in addition to any other indemnity provisions contained in this Agreement.

     (f) The parties recognize that there are certain types of Environmental Liabilities that an environmental assessment of the Assets, as permitted by
Article VII(b)  hereof,  will not disclose  [including the matter  identified on
Schedule II(n) hereof], notwithstanding Purchaser's diligence in conducting such environmental assessment ("Latent Environmental Liabilities"). For a period of six (6) months following the Closing Date, Seller agrees to protect, indemnify, defend and hold Purchaser, its agents, directors, officers, shareholders and employees, free and harmless from all liabilities, penalties, claims, causes of action, demands, lawsuits and expenses associated with any Latent Environmental Liabilities with respect to the Assets which arose or accrued as a result of operations or activities on or with respect to the Assets during the period of time that Seller owned the Assets; provided, however, that Purchaser shall have the burden to establish that the operations or activities giving rise to such claim occurred during the period of time that Seller owned the Assets. Seller's indemnity obligations with respect to such Latent Environmental Liabilities shall expire and be of no further force and effect six (6) months following the Closing Date except as to claims which have been asserted in writing within such six (6) month time period by Purchaser based upon (i) actual injury, (ii) direct or indirect notice of a pending or threatened action by a regulatory authority having jurisdiction, or (iii) Purchaser becoming aware of a pending or threatened regulatory proceeding which it reasonably believes could give rise to an indemnity claim under this Article VII(f).

                         VIII. Post-Closing Obligations

     (a) Seller shall deliver to Purchaser, as soon after the Closing Date as practicable, originals of records, documents, division order files, material pertaining to Suspended Funds, title files, abstracts, supplemental abstracts and certificates of title, title opinions, surveys, agreements, contracts, well files, well logs, technical well data and other similar materials relating to operation or ownership of the Assets including, but not limited to, the existing agreements identified in Exhibit "A" (except papers protected by the attorney-client privilege or attorney work product and any document or data which is protected by third party confidentiality provisions that prevent Seller from disclosing such document or data to Purchaser); provided, however, that Seller shall not be liable for any inadvertent failure to deliver any such material and Seller does not warrant the completeness or accuracy of any information contained therein. For a period of three (3) years after the

Effective Date, each party hereto shall have reasonable access to such materials contained in the other party's files for purpose of audit or where, in the opinion of either party's counsel, access is required by law or necessary to its prosecution or defense of legal actions.

     (b) Purchaser shall keep true and correct books and records pertaining to the Assets for at least three (3) years from the Effective Date of sale for purposes of determining compliance with the terms and conditions of the joint operating agreements in place as of the Effective Date.

     (c) Purchaser shall be solely responsible for all filings and recording of the Assignment and other documents and other costs related to the Assets and for all fees connected therewith and Purchaser shall advise Seller of the pertinent recording data. Seller shall not be responsible for any loss to Purchaser because of Purchaser's failure to file or record documents promptly.

     (d) Until the approval of the State Mineral Board is obtained, Seller shall continue to hold record title and/or operating rights to the Subject Lease as nominee for Purchaser, during which time Purchaser shall protect, indemnify, defend and hold Seller free and harmless from any and all claims, suits, obligations and liabilities of any kind or character relating to such leases. Until the approval of the State Mineral Board is obtained, Seller shall operate the Subject Lease under the direction and control of Purchaser in the ordinary course of business and shall make no expenditure (and shall commit to no expenditure) in excess of Twenty Thousand and No/100 ($20,000.00) Dollars without the consent of Purchaser (which consent will not be unreasonably withheld or delayed; provided, however that a failure to respond negatively within five (5) days [twelve (12) hours if a rig is on location] shall be deemed an affirmative response). Notwithstanding the foregoing, in the event of an emergency requiring the immediate action or attention of Seller, Seller shall have the right to take such action as it deems necessary to protect life or property, but shall give Purchaser prompt notice thereof. Seller shall have no liability or responsibility to Purchaser in connection with the operations conducted by Seller for the account of Purchaser prior to the approval of the State Mineral Board, except for gross negligence or willful misconduct. Within two (2) business days after the approval of the State Mineral Board to the assignment of the Subject Lease from Seller to Purchaser, the parties shall meet in the offices of Seller to execute escrow release documents, letters-in-lieu and such forms or applications (including Louisiana Office of Conservation Form MD-10) to effectuate the transfer and assignment contemplated hereby.

     (e) Promptly after the Closing Date hereof [but not later than ninety (90) days thereafter], Seller shall furnish Purchaser with an accounting showing in reasonable detail any adjustments to the Purchase Price that were not finally determined as of the Closing Date. If, pursuant to such accounting, either party shall owe any obligation to the other, then the party owing the obligation shall promptly [but, in any event, within fifteen (15) days] pay to the other party the amount of such obligation.

                           IX. CONDITIONS TO CLOSING

     (a) The obligations of Seller at Closing are subject, at the option of Seller, to the following conditions, any one or more of which may be waived, in whole or in part, by Seller:

          (i) that all representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of Closing as if such representations and warranties were made at and as of Closing;

          (ii) that Purchaser shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed or satisfied by Purchaser at or prior to Closing; and

          (iii) at the Closing Date, no suit, action or other proceeding shall be pending or threatened in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

     (b) The obligations of Purchaser at Closing are subject, at the option of Purchaser, to the following conditions, any one or more of which may be waived, in whole or in part, by Purchaser:

          (i) that all representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of Closing as if such representations and warranties were made at and as of Closing;

          (ii) that Seller shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed or satisfied by Seller at or prior to Closing;

          (iii) since the date of this Agreement, there shall have been no material adverse change in the condition of the Assets, except depreciation of personal property through ordinary wear and tear, depletion resulting from production and economic, political or legal changes affecting the oil and gas industry in general; provided, however, that no change in the conditions of the Assets shall be deemed material unless the aggregate value thereof exceeds five (5%) of the Purchase Price;

          (iv) at the Closing Date, no suit, action or other proceeding shall be pending or threatened in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby; and

          (v) at the Closing Date, the Required Mobil Consent shall have been obtained and the consent to the assignment of the Canal Permit from Miami Corporation dated November 2, 1999 shall have been obtained.

                               X. Final Conditions

     (a) Seller and Purchaser, singularly and plurally, warrant and agree that each shall use its best efforts to take or cause to be taken all such actions as may be necessary to consummate and make effective the transaction contemplated by this Agreement, including, but not limited to, obtaining any required governmental or other approvals or consents and to assure that it will not be under any material, corporate, legal or contractual restriction which would prohibit or delay the timely consummation of such transaction.

     (b) All of the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective parents, subsidiaries, affiliates, successors and assigns.

     (c) This Agreement is for the benefit of Seller and Purchaser only and not for the benefit of third parties.

     (d) Neither Seller nor Purchaser may assign any rights or delegate any duties established pursuant to this Agreement without the prior written consent of the other party.

     (e) Neither party shall make press release or other public announcements, concerning this transaction, without the prior written approval of the other party and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange, provided, however, that, in any event, Purchaser shall, prior to making any such announcement or disclosure, consult with Seller concerning the content thereof. Purchaser shall keep the Purchase Price and the terms of this Agreement confidential at all times, except (i) with Seller's prior written consent; (ii) as may be required by applicable laws, rules or regulations, or
(iii) to Purchaser's outside counsel, accountants and lending institutions.

     (f) All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed to be validly given, made or served, if in writing and delivered personally or sent by courier service, telefax, telex or certified mail to the address listed below:

                  If to Seller:
                  ------------

                  Henry Production Company, Inc.
                  P. O. Box 53492
                  Lafayette, Louisiana  70505-3492
                  Attn:    Mr. Robert C. Henry
                  Physical Address: 309 La Rue France, Suite 204 (70508)
                  Telephone:        (337) 233-6547
                  Facsimile:        (337) 232-5717

                  With a copy to:
                  --------------

                  Patrick S. Ottinger, Esq.
                  OTTINGER, HEBERT, SIKES & HEBERT, L.L.C.
                  P. O. Drawer 52606
                  Lafayette, Louisiana  70505-2606
                  Telephone:        (337) 232-2606
                  Facsimile:        (337) 232-9867

                  If to Purchaser:
                  ---------------

                  Regent Energy Corporation
                  650 North Sam Houston Parkway East, Suite 500
                  Houston, Texas  77060
                  Attn:    Mr. John H. Ehrman
                  Telephone:        (281) 931-3800
                  Facsimile:        (281) 272-2987

                  With a copy to:
                  --------------

                  Barry F. Cannaday, Esq.
                  JENKENS & GILCHRIST
                  A Professional Corporation
                  1445 Ross Avenue, Suite 3200
                  Dallas, Texas  75202
                  Telephone:        (214) 855-4360
                  Facsimile:        (214) 969-7169

     (g) This Agreement constitutes the entire agreement between Seller and Purchaser with respect to the transactions contemplated herein and supersedes all prior oral or written agreements, commitments, understandings or information otherwise furnished by Seller to Purchaser with respect to such matters. No amendment shall be binding unless in writing and signed by representatives of both parties.

     (h) Seller shall be solely liable and responsible for the commission payable to Burks Oil & Gas Properties, Inc., and Purchaser shall have no liability or responsibility therefor.

     IN WITNESS WHEREOF, the Seller and Purchaser, acting through their authorized representatives, do hereby execute and deliver this Agreement as of the date first written above.

                                     SELLER:

                                     HENRY PRODUCTION COMPANY, INC.


                                     By: /s/ Robert C. Henry
                                         --------------------------------
                                         Robert C. Henry
                                         President

                                     PURCHASER:

                                     REGENT ENERGY CORPORATION


                                     By: /s/ John N. Ehrman
                                         --------------------------------
                                         John H. Ehrman
                                         President

                                   EXHIBIT "A"

ATTACHED TO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED THE __ DAY OF JULY, 2001, BY AND BETWEEN HENRY PRODUCTION COMPANY, INC., AS SELLER, AND REGENT ENERGY CORPORATION, AS PURCHASER.

                                I. Subject Wells

   WELL NAME                               SERIAL #               LOCATION
   ---------                               --------               --------

S/L 2038 #1                                 223686           Section 4, T16S-R3W
S/L 2038 #1D                                224041           Section 4, T16S-R3W
S/L 2038 #6                                 049235           Section 3, T16S-R3W
S/L 2038 #6D                                059157           Section 3, T16S-R3W
S/L 2038 #16                                058120           Section 3, T16S-R3W
S/L 2038 #16D                               060857           Section 3, T16S-R3W
S/L 2038 #20                                060653           Section 4, T16S-R3W
S/L 2038 #20D                               061968           Section 4, T16S-R3W
S/L 2038 #15                                057837           Section 4, T16S-R3W
S/L 2038 #15D                               060190           Section 4, T16S-R3W
S/L 2038 #7                                 049315           Section 3, T16S-R3W
S/L 2038 #7D                                058736           Section 3, T16S-R3W

                                   II. Leases
Lease No. 1:
-----------

     State Lease No. 2038 executed by State Mineral Board of the State of Louisiana, as Lessor, in favor of The Superior Oil Company, as Lessee, dated October 4, 1951, recorded in COB 84, Folio 41, under File No. 61994, of the public records of Cameron Parish, Louisiana, INSOFAR BUT ONLY INSOFAR as State Lease No. 2038 (A) is attributable to and covers the lands within the production units for the Subject Wells as established under the terms of Paragraph IV. B. of the Farmout Agreement (as defined in Part III.
     A. of this Exhibit), and limited to rights from the surface of the earth down to 100 feet below the deepest producing depth in the Subject Wells and
     (B) is subject to, and affected by, the Farmout Agreement.

              Working Interest                   Net Revenue Interest
                     1.0                                 .72

Lease No. 2:
-----------

     That certain Oil, Gas and Mineral Lease dated effective June 15, 1997, by and between Marilyn C. Miller, Annie Laurie Miller, J. C. Theriot, as Lessor, and Mobil Oil Exploration & Producing Southeast Inc., as Lessee, said lease being recorded in Book 858, Entry No. 250700, of the Conveyance Records of Cameron Parish, Louisiana.

                                 III. Contracts

A. Farmout Agreement dated August 15, 1999, by and between Mobil Oil Exploration & Producing Southeast Inc. and Union Pacific Resources Company (now RME Petroleum Company), as Farmor, and Andex Corporation, as Farmee, with attachments (the "Farmout Agreement").

B. Letter Agreement (assignment of Farmout Agreement) dated September 17, 1999, by and between Andex Corporation and Henry Production Company, Inc.

C. Letter Agreement (approval of assignment of Farmout Agreement) dated September 17, 1999, by and between Andex Corporation, Mobil Oil Exploration & Producing Southeast Inc. and Union Pacific Resources Company (now RME Petroleum Company).

D. Letter Agreement dated September 28, 1999, by and between Andex Corporation and Henry Production Company, Inc., as modified by letter dated October 15, 1999.

E. Letter agreement dated September 19, 1999, by and between Henry Production Company, Inc., and C. J. Bonnecarrere, Jr.

F.   Canal  Permit  executed  by  Miami  Corporation,   as  Grantor,  and  Henry
     Production Company, Inc., as Grantee, dated November 2, 1999.

G. Gas Compression Agreement No. 04-900-1401 dated September 6, 2000, by and between J-W Operating Company and Henry Production Company, Inc.

H.   Small Source Permit No.  0560-00170-00  dated February 26, 2001,  issued by
     State  of  Louisiana,   Department  of  Environmental   Quality,  to  Henry
     Production Company, Inc.

I. Dock Usage Agreement dated October 16, 2000, by and between Mobil Oil Exploration & Producing Southeast Inc. and Henry Production Company, Inc.

J. Pipeline Crossing and Interconnect Agreement dated October 19, 2000, by and between Mobil Oil Exploration & Producing Southeast Inc. and Henry Production Company, Inc.

K. Amendment Agreement dated December 1, 2000, by and between Mobil Oil Exploration & Producing Southeast Inc. and Henry Production Company, Inc.

L. Agreement to Interconnect Natural Gas Gathering Facilities dated October 19, 2000, by and between Mobil Oil Exploration & Producing Southeast Inc. and Henry Production Company, Inc.

                                  IV. Equipment

Equipment at Rockefeller S/L 2038 #1 and #1-D:

One 24' x 16' Platform;
One 24' x 24' Platform;
Concrete Walkway;
One dual 5M tree;
Two 30-inch by 10-foot 1440 psi WP, horizontal 3-phase separator;
One 48" x 12', 1 MMBTU, 5,000 psi WP dual line heater;
One 24" by 12' vertical flare scrubber, 125 psi WP;
One 14" x 7'6" blowcase, 1,000 psi WP:
One 4' x 4' x 8' sump tank with pump:
One flare stack;
Two 3" Senior meter runs with Total Flow meters;
Safety System with callout features;
Boat Dock.

Equipment at Rockefeller S/L 2038 #6-D (includes equipment for SL 2038 No. 16 well):


One 5M tree;
One 24' x 16' platform with rental compressor;
One 24' x 22' platform with equipment;
Two concrete walkways;
One 48" x 12', 1 MMBTU, 5,000 psi WP Line heater;
One 24" x 10', 1,440 psi WP, vertical 3-phase separator;

Two 2" Senior meter runs with Total Flow meters;
Two 24" x 10', 1,440 psi WP blowcases; One
30" x 15', 1440 psi WP, vertical 3-phase separator;
One vertical 1,000 psi WP flare scrubber;
One 16" x 7'6" horizontal, 1,440 psi WP blowcase;
One 4' x 4' x 4' sump with pump
One flare stack
Boat Dock

Equipment at Rockefeller S/L 2038 # 7:

One 5M tree

Equipment at Rockefeller S/L 2038 # 15:

One 5M tree

Equipment at Rockefeller S/L 2038 #16:

One 5M tree

Equipment at Rockefeller S/L 2038 #20:

One 5M tree;
One 24" x 10' 1,200 psi WP, vertical 3-phase separator;
One 48" x 12' 10,000 psi WP line heater;
One 2" Senior meter run with Total Flow meter;
One wooden platform with walkway;
One sump tank.

                                 SCHEDULE II(f)




(i)      None
(ii)     None
(iii)    None
(iv)     None
(v)      (a)      Dock Usage Agreement dated October 16, 2000.
         (b)      Pipeline Crossing and Interconnect Agreement dated October 19,
                  2000.
         (c)      Amendment Agreement dated effective December 1, 2000.
         (d)      Agreement to Interconnect Natural Gas Gathering Facilities
                  dated October 19, 2000.
(vi)     (a)      Canal permit from Miami Corporation dated November 2, 1999.
         (b)      Gas Compression Agreement dated September 6, 2000.
(vii)    None
(viii)   None
(ix)     (a)      Letter agreement dated September 28, 1999 by and between Andex
                  Corporation and Henry Production Company, Inc., as modified by letter dated October 15, 1999.
         (b)      Letter agreement dated September 19, 1999 by and between Henry
                  Production  Company,  Inc. and C. J. Bonnecarrere, Jr.

                                 SCHEDULE II(i)




                                      None

                                 SCHEDULE II(k)



                                      None

                                 SCHEDULE II(l)





State of Louisiana Office of Mineral Resources Audit claim dated February 28, 2001.

                                 SCHEDULE II(m)





                                      None

                                 SCHEDULE II(n)





Stormwater Discharge permit pending; application made on July 11, 2001.

                                 SCHEDULE II(o)






                                      None

                                 SCHEDULE II(p)






(a) Farmout Agreement dated August 15, 1999 requires the consent of "Farmors" of any assignment, which consent will not be unreasonably withheld.
(b) Louisiana State Lease No. 2038 requires the approval of the Louisiana State Mineral Board.
(c)      Gas Compression Contract dated September 6, 2000.
(d)      Canal Permit from Miami Corporation dated November 2, 1999.
(e)      Coastal Use Permit No. P991141
(f)      Coastal Use Permit No. P000095
(g)      Coastal Use Permit No. P001082
(h)      Coastal Use Permit No. P20010237
(i)      Coastal Use Permit No. P20010855

                                 SCHEDULE II(q)





                                      None

                                 SCHEDULE II(r)





                                      None

                                 SCHEDULE II(s)





                                      None

                                 SCHEDULE II(t)





                                      None

                                   EXHIBIT "B"

[GRAPHIC OMITTED]                                               ESCROW AGREEMENT

                                                          DATE:  August 10, 2001

The undersigned (herein referred to as Principal, whether one or more) has deposited in escrow with Whitney National Bank as Escrow Agent (herein referred to as Escrow Agent), the following property (herein referred to as the Subject Matter of the Escrow):

     One million two hundred fifty thousand ($1,250,000) dollars representing the Performance Deposit as required by Article I, paragraph (d) of that certain Purchase and Sale Agreement, dated August 10, 2001, by and between Henry Production Company, Inc., a Louisiana corporation as Seller and Regent Energy Corporation, a Texas corporation as Purchaser, as well as any additional funds that may be deposited as specified in the Purchase and Sale Agreement.

     NOW, THEREFORE, considering the premises provided herein, the undersigned agree, as follows:

     1. INVESTMENT OF SUBJECT MATTER OF THE ESCROW. Unless otherwise directed in writing by Principal, Escrow Agent shall deposit or invest for the benefit of Principal all or any cash portion of the Subject Matter of the Escrow (the Cash Account) in one or more mutual funds, money market funds or common trust funds selected by Escrow Agent. These mutual funds may include Treasury only funds which invest only in U.S. Treasury securities, including bills, notes, and bonds, that are guaranteed as to principal and interest by the full faith and credit of the U.S. government, Treasury (AAA) funds which invest in U.S.
Treasury bills, notes, bonds, and repurchase agreements backed by these securities, and Government funds which invest in obligations issued or guaranteed as to principal and interest by the U.S. government, such as Treasury bills, bonds, and notes; and in instruments issued by the U.S. government instrumentalities or agencies, such as the Federal Home Loan Banks, the Government National Mortgage Association, the Federal Farm Credit Banks, and the Federal National Mortgage Association. Administrative fees may be accepted by Whitney National Bank in its capacity as Escrow Agent from such mutual funds companies as a result of investing the Cash Account with such companies. Such fees are not and shall not constitute compensation due to Escrow Agent under paragraph 5 of this Agreement and shall not otherwise be paid into the Cash Account or to Principal.

All interest or other income earned shall be taxable to Henry Production Company, Inc. whose tax identification number is Tax I.D. # 72-1036621. An executed W-9 shall be furnished to Escrow Agent for the taxable entity(ies) or person(s).

     2. DISTRIBUTION OF SUBJECT MATTER OF THE ESCROW. Escrow Agent is hereby authorized and directed to deliver the Subject Matter of the Escrow, subject to paragraphs 4, 5 and 7 of this Agreement, only (i) to the undersigned against their joint receipt, or (ii) to any of the undersigned upon written direction of each other of the undersigned, or (iii) in accordance with the written instructions of all of the undersigned. When directions or instructions from more than one Principal are required, such directions or instructions may be given by separate instruments of similar tenor. Any Principal may act hereunder through an agent or attorney-in-fact, provided satisfactory written evidence of such authority is first furnished to the Escrow Agent. Escrow Agent may conclusively rely on the authenticity of such directions or instructions delivered by facsimile transmission. Distributions shall be made only from collected funds and within a reasonable time after Escrow Agent's receipt of such instructions, taking into account the time required to liquidate the Cash Account. Distribution of the Cash Account shall be in the form of a single Whitney Trust Division check or wire transfer, when accompanied by valid wire instructions.

     3. NOTICES. Any notice, delivery, communication, request, reply or advice (herein collectively, Notice) in this Agreement provided or permitted to be given or made by any party to another must be in writing and delivered by depositing the same in the United States Mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to receive such Notice. Notice deposited in the mail in the manner hereinabove described shall be effective at the time of receipt. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

                                    If to the Escrow Agent:

                                    Whitney National Bank Trust Division
                                    Attention:  Odom B. Heebe, Jr.
                                    228 St. Charles Avenue, Ste. 206
                                    New Orleans, Louisiana 70130
                                    Phone: (504) 586-7421
                                    Fax:  (504) 586-3488
or at such other address as the Escrow Agent may have advised each of the parties hereto by Notice in the manner provided herein;

                                    If to:
                                    Regent Energy Corporation
                                    Attention: John H. Ehrman
                                    650 North Sam Houston Parkway, Suite 500
                                    Houston, Texas 77060
                                    Phone: (281) 931-3800
                                    Fax: (281) 272-2987

                                    Tax I.D. # 76-0537324

or at such other address as John H. Ehrman, representing Purchaser, may have advised each of the parties hereto by Notice in the manner provided herein; and

                                    If to:
                                    Henry Production Company, Inc.
                                    Attention: Robert C. Henry
                                    P. O. Box 53492
                                    Lafayette, LA  70505-3492
                                    Phone: (337) 233-6547
                                    Fax: (337) 232-5717

                                    Tax I.D. # 72-1036621

or at such other address as Robert C. Henry, representing Seller, may have advised each of the parties hereto by Notice in the manner provided herein.

     4. ESCROW AGENT. Escrow Agent is not a party to and is not bound by or charged with notice of any agreement out of which this escrow may arise. Escrow Agent acts hereunder solely as a depository and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, authenticity or validity of the Subject Matter of the Escrow, the form of execution thereof or for the identity or authority of any person executing this Agreement or depositing the Subject Matter of the Escrow. The responsibility of the Escrow Agent extends only to the duties affirmatively stated in this Agreement and to the exercise of ordinary diligence. Escrow Agent shall not be responsible for any act or omission except for actual fraud, dishonesty or bad faith. No implied duties or obligations of Escrow Agent shall be read into this Agreement, and Escrow Agent shall not in any event be required to construe or determine the rights of any party under this Agreement.

     Escrow Agent shall in no way be responsible for, nor shall it have any duty to notify any party hereto or any other party interested in this Agreement of any payment required or maturity occurring under this Agreement or under the terms of any instrument deposited hereunder.

     Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document that Escrow Agent in good faith believes to be genuine and what it purports to be, including but not limited to items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retention of the Subject Matter of the Escrow and items amending the terms of this Agreement. Escrow Agent may rely upon any such instructions and deliver the Subject Matter of the Escrow as directed without further investigation.

     In the event of any disagreement between any of the parties to this Agreement or between any of them and any other person which may result in adverse claims or demands being made in connection with the Subject Matter of the Escrow or in the event that the Escrow Agent, in good faith, should be in doubt as to what action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any claims or demands on it or refuse to take any other action hereunder. Escrow Agent may consult with legal counsel of its choice in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

     So long as any such disagreement or doubt continues to exist, Escrow Agent shall not be or become liable in any way whatsoever or to any person for its failure or refusal to comply with directions or instructions that would otherwise be mandatory with respect to the Subject Matter of the Escrow. The Escrow Agent shall be entitled to continue to so refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. The rights of the Escrow Agent under this paragraph are cumulative of all other rights that it may have by law or otherwise. Escrow Agent specifically reserves the right to deposit all property in its possession in connection with this Agreement into the registry of a court of competent jurisdiction in a concursus, interpleader or other proceeding upon directing Notice to the Principal as provided hereinabove and thereby shall be relieved of any further responsibility under this Agreement. The Escrow Agent shall be entitled to reimbursement for all legal fees and costs incurred by it in connection with any concursus, interpleader or other action filed by Escrow Agent hereunder and in connection with any dispute or claim involving the Subject Matter of the Escrow.

     Each Principal hereby jointly, severally, and solidarily agrees to indemnify and hold harmless Escrow Agent from and against all losses, costs, claims, demands, expenses, damages and attorney's fees suffered or incurred by Escrow Agent as a result of any litigation or cause of action arising from or in conjunction with this Agreement or the Subject Matter of the Escrow.

     If any party to this Agreement is a legal entity other than a natural person, Escrow Agent may conclusively presume that the undersigned representative of such party has full power and authority to instruct Escrow Agent on behalf of such party unless written notice to the contrary is delivered to Escrow Agent.

     5. COMPENSATION, FEES, ETC. Escrow Agent shall be entitled to an account acceptance fee in the amount of $1000.00, due and payable upon execution of this Agreement, and an account service fee in the amount of $1500.00 per year or part thereof for its services hereunder and to reimbursement for its costs and expenses in connection with its performance of additional services under this Agreement (including amounts representing reasonable fees and expenses of Escrow Agent's officers, employees, legal counsel, accountants and/or agents). Such compensation, fees, costs and expenses shall be paid from the income earned on the Subject Matter of the Escrow, but if such amounts are unpaid, in whole or in part, the Escrow Agent shall be entitled to deduct such amounts from the principal funds of the Subject Matter of the Escrow. If sufficient income and/or principal funds are unavailable as compensation, Escrow Agent may withhold distribution of the Subject Matter of the Escrow until such compensation is paid.

     6. ASSIGNMENT AND AMENDMENT. No assignment of the rights of any party to this Agreement shall be valid and enforceable without the prior written consent of all of the parties hereto. This Agreement may be modified in writing by an instrument or document executed and delivered by and to all the parties hereto.

     7. SUCCESSOR ESCROW AGENT. Escrow Agent may resign at any time by giving written notice to Principal, whereupon each Principal agrees to immediately appoint a successor escrow agent. If no successor escrow agent has been appointed within thirty calendar days of Escrow Agent's notice of resignation to Principal, Escrow Agent may, at its option, place the Subject Matter of the Escrow into the registry of a court of competent jurisdiction in accordance with Paragraph 4 of this Agreement. Upon doing so, Escrow Agent shall be relieved and discharged of any further duty, responsibility or obligation.

     8. CONTROLLING LAW. The validity of this Agreement, the construction of its terms and the determination of the rights, duties and obligations of Principal shall be governed by and construed in accordance with the laws of the State of Louisiana.

Executed this 10th Day of August, 2001

HENRY PRODUCTION COMPANY, INC.            REGENT ENERGY CORPORATION

/s/ Robert C. Henry                       John N. Ehrman
------------------------------            ------------------------------
Robert C. Henry                           John H. Ehrman
President                                 President

     Whitney National Bank, Escrow Agent, hereby acknowledges receipt of the Subject Matter of the Escrow as described in the foregoing Escrow Agreement and hereby accepts as Escrow Agent thereunder, subject to terms and conditions therein set out.

Dated this ______ day of August, 2001.


                                         WHITNEY NATIONAL BANK


                                         By:
                                             ---------------------------------
                                             Authorized Officer

                                  EXHIBIT "C"

     ATTACHED TO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED THE 10TH DAY DAY OF AUGUST, 2001, BY AND BETWEEN HENRY PRODUCTION COMPANY, INC., AS SELLER, AND REGENT ENERGY CORPORATION, AS PURCHASER.


STATE OF LOUISIANA

PARISH OF CAMERON

                          CONVEYANCE AND ASSIGNMENT OF
                           OIL, GAS AND MINERAL LEASE
                                AND BILL OF SALE

     Reference is hereby made for all purposes (particularly for a precise description of the lands covered and affected thereby) to that certain Oil, Gas and Mineral Lease (hereinafter referred to imply as the "Said Lease" or the "Subject Lease") set forth on Part I of the schedule thereof which is attached hereto, and made a part hereof, as Exhibit "A", as recorded in the conveyance records of Cameron Parish, Louisiana.

     WHEREAS, HENRY PRODUCTION COMPANY, INC., (hereinafter referred to simply as "Assignor") is the owner of the Said Lease, insofar as it relates to the lands and/or subsurface depths described on Exhibit "A"; and

     WHEREAS, Assignor now desires to covey and assign all of its right, title and interest in and to Said Lease and the hereinafter identified Assigned Interests (as hereinafter defined) to the hereinafter designated Assignee.

     NOW,  THEREFORE,  in  consideration  of the  sum  One  Hundred  and  No/100
($100.00)  Dollars,   cash  in  hand  paid,  and  of  other  good  and  valuable considerations, the receipt, adequacy and sufficiency of which are hereby acknowledged, HENRY PRODUCTION COMPANY, INC., a Louisiana corporation, represented herein by Robert C. Henry, its duly authorized President, whose mailing address is P.O. Box 53492, Lafayette, Louisiana 70505-3492, as Assignor, does hereby convey, assign, transfer, grant, bargain, sell, set-over and deliver unto REGENT ENERGY CORPORATION, a Texas corporation, represented herein by John
N. Ehrman, its duly authorized President, whose mailing address is 650 North Sam Houston Parkway East, Suite 500, Houston, Texas 77060 (hereinafter referred to simply as "Assignee"), all of its right, title and interest in and to the following (hereinafter referred to simply as the "Assigned Interests"), to-wit:

     (a) The Said Lease;

     (b) Those certain oil and gas wells located in Sections 3 and 4, Township 16 South, Range 3 West, Cameron Parish, Louisiana, more fully described and identified in Part II of Exhibit "A" (hereinafter referred to simply as the "Wells");

     (c) That certain Farmout Agreement dated August 15, 1999, by and between Mobil Oil Exploration & Producing Southeast Inc. and Union Pacific Resources

Company (now RME Petroleum Company), as Farmor, and Andex Corporation, as Farmee (and all benefits, privileges, rights, titles and interests heretofore earned thereunder or to which Assignor, its successors or assigns, is or might be entitled);

     (d) All oil, gas, casinghead gas, drip gasoline, distillate, natural gasoline, condensate and all other liquid or gaseous hydrocarbons and all other minerals of any kind produced from or attributable to the Subject Lease from and after the Effective Date (as hereinafter defined) (whether in storage, tanks, escrow, suspense or otherwise) (hereinafter referred to simply as the "Hydrocarbons");

     (e) All wellbores; casing; tubing; pipes; rods; tanks; tank batteries; collars; tools; pumps; pumping units and engines; boilers; separators; buildings; machine shops; camps; storage yards and equipment stored therein; fixtures; machinery; injection facilities; saltwater disposal facilities; processing plants; gathering systems; pipelines; pipe connections; flow lines; power lines; power plants; telephone, telegraph and other communication systems, poles or lines; roads; loading racks; shipping facilities; transformers, starters and controllers; plugs; valves; gauges; meters; gun barrels; wiring; fittings; sucker rods; stuffing boxes; packers; couplings; heater treaters, dehydrators; gas systems (for gathering, treating and compression); water systems (for treating, disposal and injection); compressors; X-mas trees; production facilities and other surface or subsurface equipment attached to, or used or held in association with, the aforementioned Well(s) (hereinafter referred to simply as the "Equipment"; and

     (f) All operating agreements; joint venture agreements; seismic exploration agreements; area of mutual interest agreements; farmout and farmin agreements; pooling, unitization or communitization agreements; pooling declarations; Orders; allowables; records; certificates; permits; licenses; rights-of-way, servitudes or easements; logs, seismic lines, cores, cuttings, samples and other technical data (and maps or interpretations of any of the foregoing); dryhole and bottomhole contribution agreements; options; division orders; transfer orders; casinghead gas contracts; production sales contracts; purchase, sale, exchange and processing agreements and all other contracts, agreements and instruments affecting the production, storage, treatment, transportation, processing or sale or other disposal of Hydrocarbons (including, without limitation, future interest, conversion rights, back-in rights, reversionary rights and deferred interests).

     TO HAVE AND TO HOLD the Assigned Interests, with all rights thereunder and incident thereto, unto Assignee, its successors and assigns, forever.

     This Conveyance and Assignment of Oil, Gas and Mineral Lease and Bill of Sale is made and accepted subject to (a) a two (2%) percent (of 8/8) overriding royalty interest in favor of Andex Corporation and (b) a one (1%) percent (of 8/8) overriding royalty interest in favor of C.J. Bonnecarrere, Jr. Subject to the foregoing, this Conveyance and Assignment of Oil, Gas and Mineral Lease and Bill of Sale is made and accepted without any warranty whatsoever, either express or implied, not even for a return of the purchase price, except for acts by, through and under Assignor.

     Assignee takes cognizance of the contracts and other  agreements  listed in
Part III of Exhibit "A" hereof and expressly assumes, and agrees to discharge and be bound by, the terms and provisions thereof, to the extent that such contracts and agreements apply to and burden the Assigned Interests and agrees to indemnify and hold Assignor harmless from and against any and all damages, responsibilities or liabilities arising out of Assignee's failure to do so, insofar as such failure relates to the period of time from and after the Effective Date. Assignor agrees to indemnify and hold Assignee harmless from and against any and all damages, responsibilities or liabilities arising out of Assignor's failure to discharge duties under such contracts or agreements, insofar as such failure relates to the period of time prior to the Effective Date.

     With respect to the Wells and Equipment, Assignee declares that it has examined and inspected said Wells and Equipment for the purpose of determining their condition and suitability for any particular purpose intended or contemplated by Assignee. Accordingly, the conveyance and assignment thereof is made without any warranty or representation as to quality, fitness or suitability, either express or implied and is made "where is, as is", and with all faults or defects, if any, in their present condition and state of repair. Assignee expressly waives all of the implied warranties provided by Louisiana law, including particularly (but not limited to) any right to claim rescission or reduction in the purchase price on account of any defect or condition of the Wells and Equipment which may now or hereafter exist, whether known or unknown on this date.

     In order to comply with the Resolution of the State Mineral Board of the State of Louisiana (now Office of Mineral Resources) adopted on April 12, 1978, Assignee declares that the interest in and to State Lease No. 2038 herein conveyed and assigned is not being acquired subject to a prior dedication or commitment by Assignee to an interstate or intrastate market.

     In order to comply with the Rules and Regulations of the State Mineral Board of the State of Louisiana (now Office of Mineral Resources), Assignee agrees to fulfill all obligations, conditions and stipulations in State Lease No. 2038 and the Rules and Regulations of the State Mineral Board of the State of Louisiana (now Office of Mineral Resources), insofar as applicable thereto.

     This Conveyance and Assignment of Oil, Gas and Mineral Lease and Bill of Sale shall be subject to all Federal and State laws and to all valid orders, rules, regulations and directives issued by any duly constituted authority having jurisdiction in the premises.

     THIS CONVEYANCE AND ASSIGNMENT OF OIL, GAS AND MINERAL LEASE AND BILL OF SALE SHALL BE GOVERNED IN ALL RESPECTS (INCLUDING VALIDITY, INTERPRETATION AND EFFECT) BY, AND SHALL BE CONSTRUED AND ENFORCED UNDER, THE INTERNAL LAWS OF THE STATE OF LOUISIANA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAW THEREOF.

     The provisions of this Conveyance and Assignment of Oil, Gas and Mineral Lease and Bill of Sale shall be binding upon, and shall inure to the benefit of, the successors and assigns of Assignor and Assignee.

     IN WITNESS WHEREOF, this Conveyance and Assignment of Oil, Gas and Mineral Lease and Bill of Sale is executed on this day of , 2001, but is effective as of 7:00 o'clock A.M. on July 1, 2001 (the "Effective Date"), in the presence of the undersigned competent witnesses.

WITNESSES:

                                    HENRY PRODUCTION COMPANY, INC.



                                    By:
                                       -----------------------------------------
                                       Robert C. Henry
------------------------------------   President




                                   REGENT ENERGY CORPORATION



                                   By:
                                       -----------------------------------------
                                       John N. Ehrman
-----------------------------------    President

STATE OF LOUISIANA

PARISH OF LAFAYETTE


     On this day of , 2001, before me appeared ROBERT C. HENRY, to me personally known, who being duly sworn, did say that he is the President of HENRY PRODUCTION COMPANY, INC., and that said instrument was signed by him on behalf of said corporation by authority of its Board of Directors and said ROBERT C. HENRY acknowledged said instrument to be the free act and deed of said corporation.


                            ----------------------------
                                    NOTARY PUBLIC



STATE OF TEXAS

PARISH OF HARRIS


     On this day of , 2001, before me appeared JOHN N. EHRMAN, to me personally known, who being duly sworn, did say that he is the President of REGENT ENERGY CORPORATION, and that said instrument was signed by him on behalf of said corporation by authority of its Board of Directors and said JOHN N. EHRMAN acknowledged said instrument to be the free act and deed of said corporation.


                            ----------------------------
                                    NOTARY PUBLIC

                                   EXHIBIT "D"

     ATTACHED TO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED THE 10TH DAY OF AUGUST, 2001, BY AND BETWEEN HENRY PRODUCTION COMPANY, INC., AS SELLER, AND REGENT ENERGY CORPORATION, AS PURCHASER.

         Well Number                                      Allocated Value

         S/L 2038 #1                                      $6,839,000
         S/L 2038 #6                                      $4,836,000
         S/L 2038 #15                                     $5,913,000
         S/L 2038 #16                                     $  806,000
         S/L 2038 #20                                     $5,705,000
         S/L 2038 #7                                      $  400,000
         S/L 2038 #2 (Location)                           $  500,000